Exhibit 10.1

james r. edwards

Senior Vice President, General Counsel & Secretary

858-505-2226

jim.edwards@cubic.com

July 11, 2017

John D. Thomas

Re:      Employment Transition Agreement (“Agreement”)

Dear Jay,

This Agreement will confirm our understanding with respect to the transition of your employment with Cubic Corporation (“Cubic”)  from Executive Vice President and Chief Financial Officer to Executive Advisor for the period of FY 2018, and the mutual separation of your employment with Cubic on October 1, 2018.

1.New Position. During the Term of this Agreement, you shall serve as an Executive Advisor for Cubic. Your primary work location will remain Cubic’s headquarters in San Diego, California, although some travel may be required. You agree that on or before the Effective Date of this Agreement, you will resign your position as Executive Vice President and Chief Financial Officer of Cubic Corporation and sign all necessary paperwork to effectuate your resignation from all other director and officer positions held with Cubic, its subsidiaries and affiliates. This does not require your resignation from independent foundations, including those with prior affiliation with Cubic.

2.Duties. You will report directly to Brad Feldmann, President and CEO of Cubic Corporation, and shall assist with assigned special projects in the area of corporate growth initiatives and have such other duties and responsibilities as may be assigned to you from time to time by Mr. Feldmann.  You agree to use your best efforts and devote your full time and attention to the business and affairs of Cubic during the Term of this Agreement and shall comply with the lawful directions and instructions given to you in good faith by Mr. Feldmann. You further agree not to, directly or indirectly, render services to any other person or organization without Mr. Feldmann’s consent or otherwise engage in activities that would interfere significantly with the faithful performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, your employment with Cubic.

3.Term. The term of your employment under this Agreement shall commence on October 1, 2017 (the “Effective Date”) and shall end on October 1, 2018 (the “Expiration Date”),  or such earlier date on which your employment is terminated by you or Cubic as described under

9333 Balboa Avenue, San Diego, CA 92123

858-277-6780 • Fax 858-505-1559

www.cubic.com • New York Stock Exchange Symbol: CUB

John D. Thomas

July 11, 2017

Section 10, hereafter the “Term.” Upon the Expiration Date or prior termination of this Agreement, you agree to sign all necessary paperwork to effectuate the resignation of your Executive Advisor position.

4.Compensation. Subject to the conditions stated herein, during the Term of this Agreement you shall receive the following compensation:

(a) Annual base salary of $535,000.00, paid bi-weekly in accordance with Cubic’s standard payroll practices.

(b) Participation in the Management Annual Incentive Plan for FY18 at the same opportunity levels applicable to your position in FY16 and FY17.  Your individual performance metric will be set at 100%.

(c) Continued receipt of your car allowance and all other similar, discretionary employment benefits that you currently receive.

(d) Reimbursement for reasonable attorneys’ fees incurred by you in connection with this Agreement, with the legal bills to be submitted to Cubic General Counsel (without waiving the attorney-client privilege), whose determination of “reasonable” will be made in good faith.

5.Long Term Incentive. You may continue to vest in any existing restricted stock units (RSUs) and performance-based restricted stock units (PRSUs) through the Term of this Agreement in accordance with the terms of the Cubic Corporation 2005 Equity Incentive Plan, Cubic Corporation 2015 Incentive Award Plan, and your Restricted Stock Unit Award Grant Notices and Restricted Stock Unit Award Agreements. However, you will not receive any additional RSU or PRSU grants during the Term of this Agreement.

6.Insurance Benefits.    During the Term of this Agreement you will remain eligible for all currently provided insurance benefits, subject to any group coverage changes, including but not limited to medical, dental and life insurance.

7.Paid Time Off and Holidays.  During the Term of this Agreement you will remain eligible to participate in Cubic’s PTO and holiday policy and will continue to accrue PTO at the same rate currently in effect.

8.Expenses. Cubic will continue to provide you with, or subsidize your current work equipment and tools including your computer, mobile phone and tablet. Cubic will continue to reimburse all other reasonable and necessary business and travel expenses related to the performance of your duties hereunder in accordance with its established policies and procedures. Travel expenses will be approved pursuant to Cubic policy.

9.Duty of Loyalty. During the Term of this Agreement you will not, anywhere in the world, directly or indirectly, compete with Cubic in any way or act as an officer, director, employee, consultant, lender, or agent of any entity that is engaged in or actively pursuing any

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July 11, 2017

business of the same nature as, or in competition with, the business in which Cubic is now engaged or in which it becomes engaged during your employment.

10.Separation Pay and Benefits. Upon the following circumstances  you will receive the separation pay and benefits described in, and subject to the terms and conditions of, the Separation Agreement and General Release (“Separation Agreement”), expressly incorporated herein as Attachment A: (i) you remain actively employed by Cubic as Executive Advisor through the Expiration Date of this Agreement; (ii) your employment is involuntary terminated by Cubic without “Cause,” as defined below, prior to the Expiration Date of this Agreement; OR (iii) you voluntary resign your employment with Cubic for “Good Reason,” prior to the Expiration Date of this Agreement.

(a)     Definition of Cause.  For the purposes of this Agreement, the term “Cause” shall mean a  good faith determination by Cubic that you: (i) engaged in willful, reckless or gross misconduct that materially could or does injure the business or reputation of Cubic or any of its subsidiaries; (ii) materially breached this Agreement or any other agreement between you and Cubic, and such breach is either not curable as determined by Cubic or has not been cured within thirty (30) days after your receipt of written notice of such breach; (iii) materially violated a Cubic policy,  and such violation is either not curable in the determination of Cubic or has not been cured within thirty (30) days after your receipt of written notice of such violation; (iv) materially failed to follow any lawful directive of Cubic or its management; (v) are unable to perform the essential functions of your position with or without reasonable accommodation of a disability; (vi) are convicted of, or pled no contest to a felony or any crime involving dishonesty or moral turpitude; (vii) failed or refused to adequately or satisfactorily perform the duties and responsibilities of your position with Cubic and failed or refused to cure such performance failure to Cubic’s satisfaction within thirty (30) days after written notice thereof has been given to you by Cubic; OR (viii) are entitled to severance benefits under provisions of the Cubic Transition Protection Plan.

(b)     Definition of Good Reason. For the purposes of this Agreement, the term “Good Reason” shall mean a good faith determination by you that Cubic has: (i) materially breached this Agreement, which breach has not been cured within thirty (30) days after written notice of such breach has been given by you to Mr. Feldmann; (ii) engaged in conduct that is illegal, which materially and adversely affects your employment; (iii) substantially reduced your duties, responsibilities and base salary, and failed to cure same within thirty (30) days of your written notice to Mr. Feldmann;  OR  (iv) relocated your principal place of business to a location more than sixty (60) miles from your current work location without your consent.

11.Transition Protection Plan. Consistent with Section 10, you understand and agree that if you become entitled to severance benefits under the Cubic Transition Protection Plan during the Term of this Agreement, Cubic shall have no obligation to provide you with any of the separation pay or benefits described in this Agreement or the Attachment A. Your rights to participate in the Transition Protection Plan shall supersede and replace any rights you may have to Separation Pay or Benefits under this Agreement. Your rights under the Transition Protection Plan terminate upon your Separation Date.

John D. Thomas

July 11, 2017

12.Confidentiality. In connection with the performance of this Agreement, you acknowledge that you will continue to have access to trade secrets and other confidential or proprietary information of Cubic and its subsidiaries. You agree to refrain from disclosing any confidential information, trade secrets or proprietary information relating to the services, products, processes, techniques, future developments, costs, profits, business development, market information and other subject matter pertaining to the business of Cubic or its subsidiaries that you acquire or learn during the Term of this Agreement. Your obligations under this Section 12 apply during the Term of your employment pursuant to this Agreement and indefinitely thereafter.  This obligation does not apply to information already in the public domain.

13.Miscellaneous.

(a)     Successors. The rights and obligations of Cubic under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Cubic. You agree not to assign any of your rights or obligations under this Agreement.

(b)     Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your choosing regarding this Agreement, and you acknowledge you have done so.  You understand and agree that any attorney employed by Cubic and any member of management who has discussed any term or condition of this Agreement with you is only acting on behalf of Cubic,  and not on your behalf.

(c)     Severability. If any material condition or provision contained herein is held to be invalid, void, or unenforceable by a final judgment of any court or arbitrator, then the remaining provisions of this Agreement shall remain in full force and effect and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

(d)     Waiver. The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof. The waiver of any breach of any term, provision, covenant, or condition in this Agreement shall not be deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant, or condition or (b) other term, provision, covenant, or condition.

(e)     Governing Law. This Agreement shall be governed by the laws of the State of California and the United States, as applicable.

(f)     Complete Agreement. Except as expressly stated herein, and as contained in the applicable Cubic benefit plans, this Agreement contains the entire agreement between you and Cubic and supersedes any prior agreement or understanding between the parties (whether oral or written) regarding the subject matters contained herein. You acknowledge that no promises have been made to you regarding your employment with Cubic for FY 2018 that are not contained in this Agreement. This Agreement may only be modified or amended by a subsequent written agreement signed by both parties.

John D. Thomas

July 11, 2017

(g)     Counterparts. This Agreement may be executed in counterparts. Each such counterpart shall be deemed an original agreement and together shall constitute one and the same agreement.

If you wish to accept this offer on the terms outlined above, please sign and return this letter Agreement to me by July 12, 2017. Should you have any questions, please do not hesitate to have your attorney call me directly at (858)  505-2226.

Sincerely,

James R. Edwards

Sr. Vice President, General Counsel & Secretary

Enclosures

AGREED AND ACCEPTED BY:	DATED:

/s/John D. Thomas	July 11, 2017
John D. Thomas

John D. Thomas

July 11, 2017

ATTACHMENT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made by and between Cubic Corporation ("CUBIC") on the one hand, and John D. Thomas (“EMPLOYEE") on the other hand, as of the date the parties have signed it below, with respect to the following facts:

A. EMPLOYEE and CUBIC have mutually agreed to separate EMPLOYEE’s employment.

B. CUBIC and EMPLOYEE wish to enter into an agreement with regard to the separation of that employment relationship to resolve any and all issues relating to CUBIC’s employment of EMPLOYEE.

THE PARTIES THEREFORE AGREE AND PROMISE in consideration of all of the following terms and conditions as follows:

1. Separation Date. EMPLOYEE’s last day of employment with CUBIC will be October 1, 2018 (“Separation Date”).

2. Separation Pay and Benefits. In full consideration of EMPLOYEE signing, returning, and not revoking this Agreement within the time periods specified below in Section 21, CUBIC will provide EMPLOYEE with the following separation benefits to which employee is not otherwise entitled:

a. Separation Pay. CUBIC will pay EMPLOYEE separation pay in the total gross amount of twelve (12) months of his current base salary (“Separation Pay”). The Separation Pay will be paid to EMPLOYEE in equal bi-weekly amounts over a twelve (12) month period following his Separation Date, in accordance with CUBIC’s regular payroll dates and practices. Payments will begin on the first regular CUBIC pay day after the Effective Date of this Agreement, as defined in Section 21. All Separation Pay will be subject to required tax withholdings.

b.Insurance Benefit. If EMPLOYEE timely elects to continue EMPLOYEE’s insurance benefits under the provisions of COBRA subsequent to his Separation Date, CUBIC will pay EMPLOYEE’s COBRA premiums for twelve (12) months following EMPLOYEE’s Separation Date, subject to any group coverage changes. After twelve (12) months’ time, EMPLOYEE will be responsible for any COBRA premiums necessary to provide medical and dental coverage. The “COBRA qualifying event” will be EMPLOYEE’s separation from CUBIC. COBRA election materials and forms will be provided to EMPLOYEE separately. EMPLOYEE must sign and return these forms in a timely manner to be eligible for the foregoing COBRA benefits.

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July 11, 2017

c.Stock Units. Pursuant to the Cubic Corporation 2005 Equity Incentive Plan and the Cubic Corporation 2015 Incentive Award Plan EMPLOYEE has been granted restricted stock units ("RSUs") pursuant to those certain Restricted Stock Unit Award Grant Notices and Restricted Stock Unit Award Agreements (each, an "RSU Agreement"). EMPLOYEE will retain only those RSUs and PRSUs that vest in accordance with their terms on or before EMPLOYEE’s Separation Date and any unvested RSUs and PRSUs shall terminate.

d.Management Annual Incentive Plan.    EMPLOYEE will remain eligible for a FY18 bonus based on the established company and personal performance metrics in the applicable Management Annual Incentive Plan. The personal performance metric for EMPLOYEE shall be set at 100%. Such bonus will be calculated and paid in the normal course of CUBIC’s administration of the Management Annual Incentive Plan, but in no event later than March 15, 2019.

e.Transition Protection Plan. EMPLOYEE’s rights under the Cubic Transition Protection Plan shall terminate upon his Separation Date. If EMPLOYEE becomes entitled to severance benefits under the Cubic Transition Protection Plan prior to his Separation Date, CUBIC shall have no obligation to provide EMPLOYEE with any of the separation pay or benefits described in this Agreement. EMPLOYEE’s rights to participate in the Cubic Transition Protection Plan shall supersede and replace any rights EMPLOYEE may have to Separation Pay or Benefits under this Agreement.

EMPLOYEE agrees that the above Separation Pay and Benefits constitute adequate consideration for all terms and conditions contained in this Agreement, including but not limited to the full and final satisfaction of any and all claims of any nature and kind whatsoever that EMPLOYEE ever had, now has or may have against CUBIC and all other persons and entities released herein, arising through the date of this Agreement, including but not limited to any claims relating in any way to CUBIC’s employment of EMPLOYEE or the separation of EMPLOYEE’s employment.

EMPLOYEE agrees that the above separation pay and benefits supersede and replace any severance pay or benefits that EMPLOYEE would otherwise be eligible for under the provisions of Cubic Corporation’s Severance Policy.

3. General Release of All Claims. As a material inducement to CUBIC to enter into this Agreement, and in consideration of the other conditions herein, EMPLOYEE irrevocably and unconditionally releases CUBIC, its parent company, and any of their subsidiaries, divisions, affiliates, stockholders, predecessors, successors, assigns, agents, attorneys, directors, officers, employees, representatives and all persons acting by, through, under or in concert with any of them (collectively referred to as "Releasees"), from any and all claims, complaints, liabilities, obligations, agreements, damages, actions of any nature, known or unknown, suspected or unsuspected, that EMPLOYEE ever had, now has, or hereafter may have arising through the date of this Agreement, including but not limited to any claims arising out of EMPLOYEE’s employment relationship or the separation of EMPLOYEE’s employment relationship with CUBIC.  This release shall not apply to discharge any of CUBIC’s obligations created by this Agreement.

Also, without limiting the generality of the foregoing, EMPLOYEE agrees to waive any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, employment discrimination, harassment, and retaliation in violation of any California or other state or federal

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July 11, 2017

statute or regulation, including but not limited to, claims for violation of Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Employee Retirement Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, the California WARN Act, the National Labor Relations Act, as well as claims for violation of California public policy or similar state or federal laws, violation of constitutional rights, as well as intentional and negligent infliction of emotional distress, defamation, fraud, and violation of the California Labor Code or similar state or federal laws.

This General Release provision does not apply to: (1) claims by EMPLOYEE for workers’ compensation benefits or unemployment insurance benefits, except claims for wrongful termination or discrimination under the Workers’ Compensation Act or the Unemployment Insurance Code; (2) EMPLOYEE’s entitlement to any indemnification rights EMPLOYEE may have under CUBIC’s By-laws, the California Labor Code or any policy of  any action to enforce or challenge the enforceability of this Agreement; (3) EMPLOYEE’s rights under the Cubic Transition Protection Plan; or (4) any other claims that, by statute, cannot be released by this Agreement.

4. Waiver of Known and Unknown Claims. EMPLOYEE expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.

EMPLOYEE understands that EMPLOYEE is a “creditor” within the meaning of Section 1542.  Notwithstanding the provisions of Section 1542, this Agreement shall be in full settlement of all claims and disputes being released herein, including unknown claims.

5. Discovery of Different or Additional Facts. EMPLOYEE acknowledges that EMPLOYEE may discover facts different from, or in addition to, those EMPLOYEE now knows or believes to be true with respect to the claims, complaints, liabilities, obligations, agreements, damages and actions herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

6. Consulting Assistance During Separation Pay Period.  The twelve (12) month period following EMPLOYEE’s Separation Date is “the Separation Pay Period.” During the Separation Pay Period, EMPLOYEE agrees to be available to provide information to CUBIC related to activities EMPLOYEE was engaged in during EMPLOYEE’s employment with CUBIC (“Consulting Activities”). Such Consulting Activities shall not require more than eight (8) hours in any single work week. Compensation to EMPLOYEE for the Consulting Activities shall be included within the Separation Pay, and therefore, EMPLOYEE shall not be entitled to any additional compensation for these activities, other than any out-of-pocket expenses necessarily incurred by EMPLOYEE in connection with such activities, provided such expenses are reimbursable under CUBIC policy.

John D. Thomas

July 11, 2017

7.  Confidentiality of Agreement.  EMPLOYEE agrees to maintain and hold this Agreement, and all of its terms, specifically including but not limited to the nature and amount of the Separation Pay, in strict confidence. Accordingly, except as specifically provided in this Section 7, EMPLOYEE agrees not to make any public statement about or to otherwise disseminate or disclose this Agreement or any of its terms, to any other person or business entity, including without limitation any present or former CUBIC employee, customer or business partner.

It shall not be a violation of this provision for EMPLOYEE to reveal or discuss any terms of this Agreement to the extent reasonably necessary to obtain legal or financial advice related to this Agreement or the parties’ respective obligations under it, to enforce this Agreement, or as required in order to respond to an audit or inquiry by a government entity or a duly issued subpoena.

In the event EMPLOYEE concludes he is obligated to disclose any term of this Agreement in response to an audit or inquiry by a government entity or a subpoena, unless prohibited by law from doing so, EMPLOYEE shall provide CUBIC, through its General Counsel, no less than five (5) business days’ notice of the audit, inquiry or subpoena along with a copy of any document(s) constituting or relating to such audit, inquiry or subpoena.

8.  Nondisparagement.  Neither the EMPLOYEE, nor the officers or directors of CUBIC shall  make any disparaging comments, whether oral, written or via any web-based or social media vehicle, to any third person or party about each other, any of CUBIC’s executives or employees, or its products or services, as the term “disparage” and “disparaging” is set forth in any dictionary of English or of law.

This provision is not intended to prevent either party from providing truthful information to the other or any government or law enforcement entity in response to an official request for information, or from provided truthful information in response to a duly issued subpoena.  In the event EMPLOYEE receives an official request for information from a government or law enforcement entity, or a subpoena, and he concludes such request or subpoena will likely require him to provide information about CUBIC, unless prohibited by law from doing so, EMPLOYEE shall provide CUBIC, through its General Counsel, no less than (5) business days’ notice of the request or subpoena along with a copy of any document(s) constituting or relating to such request or subpoena.  CUBIC shall provide equivalent notice under similar terms and circumstances to EMPLOYEE.

9.  Restrictions on EMPLOYEE’s Activities During Separation Pay Period.  As a condition of receiving the Separation Pay and Benefits, and in order that EMPLOYEE may remain available to provide consulting assistance to CUBIC as provided in Section 6 above during the Separation Pay Period, EMPLOYEE shall not accept or engage in any employment, nor provide any services for remuneration in any other capacity (e.g., as an independent contractor, sole proprietor, partner, or joint venturer) for (a) any person or business engaged in the provision of any services or the design, manufacturing or sale of any product or service, that is the same, substantially similar to or competitive with, any product or service of CUBIC, or (b) any investment banking or venture capital firm which may attempt to, or have an interest in, acquiring Cubic Corporation (collectively “Competitive Activities”).  If EMPLOYEE has accepted any employment during the Separation Pay Period with an investment banking or venture capital firm and later learns that firm has an interest in acquiring CUBIC, EMPLOYEE shall promptly advise his employer of this restriction and abstain from any activities relating to CUBIC.

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July 11, 2017

In the event EMPLOYEE engages in Competitive Activities during the Separation Pay Period, EMPLOYEE agrees that any Separation Pay that has been paid while EMPLOYEE was engaged in Competitive Activities shall be returned to CUBIC, and EMPLOYEE’s right to receive any payments constituting Separation Pay and Benefits after the date such Competitive Activity commenced shall be irrevocably waived.

Examples of companies currently engaged in the provision of services or the design, manufacturing or sale of a product, that is the same, substantially similar to or competitive with, services or products of CUBIC are set forth in a side letter executed by the parties in conjunction with this Agreement.

If EMPLOYEE has questions or concerns as to whether a proposed activity or action would violate the provisions of this section, he will confer with CUBIC through its General Counsel.  In such instance, the parties will negotiate in good faith and CUBIC shall not unreasonably withhold approval for EMPLOYEE to engage in the proposed activities.

10.  Nonsolicitation. EMPLOYEE agrees that, until the passage of one (1) year after the end of the Separation Pay Period, EMPLOYEE shall not take any action to directly or indirectly solicit any employee or contractor of CUBIC to terminate his, her or its relationship with CUBIC, including by making any solicitation or by providing to any person or entity information about the skills, capabilities, background, or compensation of any CUBIC employee or contractor (“Solicitation Activities”).

In the event EMPLOYEE engages in Solicitation Activities in breach of this provision, EMPLOYEE agrees that, in addition to any damages caused to CUBIC by such Solicitation Activities, any Separation Pay that has been paid while EMPLOYEE was engaged in Solicitation Activities shall be returned to CUBIC, and EMPLOYEE’s right to receive any payments constituting Separation Pay and Benefits after the date such Solicitation Activity commenced shall be irrevocably waived. Nothing in this provision shall limit CUBIC’s right to seek injunctive relief related to any Solicitation Activities in breach of this provision.

11. Non-Disclosure of CUBIC Confidential Information. EMPLOYEE agrees that EMPLOYEE shall not use or disclose to any person(s) or entity(ies), public or private, at any time or in any manner, directly or indirectly, any “CUBIC Confidential Information,” including but not limited to, all forms and types of business, technical, financial, economic, sales, marketing or customer information of CUBIC that EMPLOYEE received, developed or had access to as a result of his/her employment with CUBIC, which has not been previously disclosed to the general public by an authorized CUBIC representative or customer, regardless of whether such information would be deemed a trade secret under applicable law.

CUBIC Confidential Information shall be interpreted broadly and also includes, but is not limited to, business strategies and plans, financial information, projections, pricing and cost information, proposals, lists of present or future customers, all information obtained from or about current or future customers, supplier lists and information, plans and results of research and development, reports, manuals, policies, personnel information (other than EMPLOYEE’s own information), evaluations, designs, specifications, blueprints, drawings, patterns, compilations, formulas, programs, software, prototypes, methods, processes, devices, procedures, inventions, special techniques of any kind peculiar to CUBIC’s operations, or other confidential or proprietary information or intellectual property related to the business, products, services, or plans of Company, whether tangible or intangible, and whether stored or memorialized physically, electronically, photographically, or in EMPLOYEE’s memory. This specifically includes all

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information CUBIC has received from customers or other third parties that is not generally known to the public or is subject to a confidentiality agreement.  CUBIC Confidential Information shall not include information or material that is already in the public domain.

The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to employees for limited disclosures of a company’s trade secrets. Specifically, employees may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, employees who file retaliation lawsuits for reporting a suspected violation of law may also: (1) disclose the trade secret to his/her attorney, and (2) use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret except pursuant to court order.

12. Code Section 409A. All separation payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

Notwithstanding any provision to the contrary in this Agreement, if EMPLOYEE is deemed by CUBIC at the time of EMPLOYEE's separation from service to be a “specified employee” for purposes of Code Section 401A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which EMPLOYEE is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of EMPLOYEE'S benefits shall not be provided to EMPLOYEE prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with CUBIC or (ii) the date of Employee’s death.    Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12 shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code.

To the extent that any provision of the Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of EMPLOYEE'S taxable year following the taxable year in which EMPLOYEE incurred the expenses.

The amount of expenses reimbursed or in-kind benefits payable during any taxable year of EMPLOYEE'S will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of EMPLOYEE'S, and EMPLOYEE'S right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit

John D. Thomas

July 11, 2017

13. Pending and Future Claims. EMPLOYEE agrees that, to the fullest extent permitted by law, EMPLOYEE will not initiate any demand for arbitration or lawsuit related to the matters released above, it being the intention of the parties that with the execution of this release, the Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of EMPLOYEE related in any way to the matters discharged herein.

In addition, EMPLOYEE agrees not to assist any other person or entity bringing any arbitration, lawsuit, or other legal action, that is opposed to CUBIC or any other Releasees unless compelled to do so by a court of law. However, this Agreement shall not preclude EMPLOYEE from filing a complaint with or participating in an investigation or proceeding conducted by a federal or state government agency. EMPLOYEE nonetheless expressly releases his right to receive any monetary damages or other personal relief based on a complaint or charge filed with a federal or state government agency by EMPLOYEE or on his behalf.

14. Return of Company Property. EMPLOYEE agrees to return any and all equipment, property and materials in EMPLOYEE’s possession that belong to, or identify EMPLOYEE as an employee or representative of CUBIC, including but not limited to, files, records, credit cards, business cards, badges, card key passes, computers, and keys by EMPLOYEE’s Separation Date.

15.  California Law. This Agreement shall be governed by and interpreted according to the laws of the State of California and the United States, as applicable.

16. Review of the Agreement and Voluntariness. EMPLOYEE acknowledges that EMPLOYEE has read this Agreement, fully understands EMPLOYEE’s rights, privileges and duties under the Agreement, and enters this Agreement freely and voluntarily, without coercion or duress.

17. Severability. If any term, part or provision of this Agreement is invalid or illegal, the validity of the Agreement's other terms, parts and provisions shall not be affected thereby and said invalid or illegal term, part or provision shall be deemed not to be a part of this Agreement.

18.  Binding on Successors. This Agreement and all of its provisions shall be binding upon, and inure to the benefit of, any successors, assigns, personal representatives or heirs of the parties hereto.

19.  No External or Prior Representations. EMPLOYEE represents and acknowledges that, in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees, their agents or representatives.

20. Entire Agreement. Except as expressly stated herein, and for the Indemnity Agreement between CUBIC and EMPLOYEE, and the terms of any applicable benefit plans, the parties acknowledge and represent that this Agreement contains the entire understanding between them with respect to the matters set forth herein and supersedes any prior inconsistent agreements or understandings.

The parties further acknowledge that the terms of this Agreement are contractual and not a mere recital. This Agreement may only be modified by a writing signed by both parties.

John D. Thomas

July 11, 2017

21. Time for Consideration of Agreement.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f), for the release of claims under the ADEA.  The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

a. EMPLOYEE is advised to consult with an attorney concerning the terms of this Agreement and the consequences of signing it and EMPLOYEE acknowledges and agrees that EMPLOYEE has obtained and considered any such legal advice EMPLOYEE deems necessary, such that EMPLOYEE is entering into this Agreement freely, knowingly, and voluntarily;

b. EMPLOYEE has twenty-one (21) days from receipt to review and consider this Agreement. EMPLOYEE may use as much of this time as EMPLOYEE wishes prior to signing. EMPLOYEE is not required, but may elect to sign this Agreement before his Separation Date. If EMPLOYEE signs this Agreement prior to his Separation Date, as a condition of receiving the Separation Pay and Benefits described herein, EMPLOYEE must sign a written Reaffirmation of Sections 3, 4, 5 and 13 of this Agreement, upon his Separation Date or within five (5) days thereof;

c. For a period of seven (7) days following the execution of this Agreement, EMPLOYEE may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation time has expired;

d. To be effective, any revocation of this Agreement must be made by EMPLOYEE in writing, signed, dated and delivered to James Edwards in CUBIC’s Law Department no later than seven (7) days from the execution of the Agreement.  If the seventh day falls on a weekend or a holiday, EMPLOYEE’s revocation must be delivered on the next business day;

e. This Agreement shall become effective eight (8) days after it is signed by EMPLOYEE (“Effective Date”), unless revoked by EMPLOYEE prior to that time as set forth above; and

f. This Agreement does not waive or release any rights or claims that EMPLOYEE may have that arise after the execution of this Agreement.

22. Construction. This Agreement shall not be construed or interpreted for or against any party hereto based on the fact that one party's attorney drafted this Agreement or caused this Agreement to be drafted.

John D. Thomas

July 11, 2017

23. Controversies Arising Out of Agreement. The parties agree that any judicially cognizable controversy or claim arising out of or relating to this Agreement or its breach shall be resolved through a confidential and binding arbitration before a single neutral arbitrator in San Diego, California in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services (“JAMS”). The JAMS rules and procedures may be found online at www.jamsadr.org. Both EMPLOYEE and CUBIC expressly waive their right to a jury trial.

This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to EMPLOYEE'S employment; provided, however, that EMPLOYEE shall retain the right to pursue rights or claims expressly excluded from the “General Release of Claims” section  above, as well as EMPLOYEE’s rights to file or participate in a complaint or investigation with a government agency under the “Pending and Future Claims” section above.

This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.

Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. This Agreement has been negotiated at arms’ length by two sophisticated parties and as such the parties agree to bear their own attorneys’ fees and costs related to such arbitration, and to share equally in all other costs of the arbitration, including the JAMS' administrative fees, the fee of the arbitrator, and all other necessary fees and costs, unless California law requires otherwise.

24.  Non-Disclosure and Other Agreements. This Agreement will not supersede any existing Employee Inventions And Secrecy Agreement executed by EMPLOYEE while employed at CUBIC or any other agreements relating to CUBIC’s confidential information, proprietary information, trade secrets, or intellectual property. Further, the parties expressly incorporate the provisions of the Non-Disclosure Agreement, attached hereto as Exhibit 1, as if set forth in full herein.

25.  No Admissions. The parties agree that this Agreement is not an admission of any liability or fault whatsoever by EMPLOYEE or CUBIC, and shall not be used as such in any legal or administrative proceeding.

John D. Thomas

July 11, 2017

26. Other.  By signing below, EMPLOYEE is acknowledging that EMPLOYEE has carefully read this Agreement, fully understands what it means, is entering into it knowingly and voluntarily and that all of EMPLOYEE’s representations in it are true.

EMPLOYEE understands that the consideration period described in Section 21 started when EMPLOYEE was first given this Agreement, and EMPLOYEE waives any right to have it restarted or extended by any subsequent changes to this Agreement. EMPLOYEE acknowledges that CUBIC would not have given EMPLOYEE the Separation Pay and Benefits EMPLOYEE is getting in exchange for this Agreement but for EMPLOYEE’s representations and promises that EMPLOYEE is making by signing it.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

AGREED AND ACCEPTED:

EMPLOYEE

/s/John D. Thomas
John D. Thomas

Executed this 11th day of July, 2017 at San Diego, California.

CUBIC CORPORATION

/s/ James R. Edwards
James R. Edwards
Sr. Vice President, General Counsel & Secretary

Executed this 11th day of July, 2017 at San Diego, California.

John D. Thomas

July 11, 2017

EXHIBIT 1

NON-DISCLOSURE AGREEMENT

This NON-DISCLOSURE AGREEMENT (the “Agreement”) is dated as of October 1, 2018 and is made and entered into by and between CUBIC CORPORATION, a corporation organized and existing under the laws of the State of Delaware having its principal offices at 9333 Balboa Avenue, San Diego, California 92123, and JOHN D. THOMAS (“Recipient”).

1.Recipient may be providing occasional consulting services to Cubic Corporation or its subsidiaries (collectively “Cubic” or the “Company”), during the period of October 1, 2018 and September 30, 2019. In providing such consulting services, Recipient may receive access to Proprietary Information (as defined below) from Cubic that Cubic deems to be confidential, proprietary, and/or business-sensitive. Cubic will provide Recipient with access to such Proprietary Information for the sole purpose of learning about and assisting with Cubic’s business and operations (hereinafter, the “Purpose”), subject to Recipient’s strict adherence to the obligations set forth below.

2."Proprietary Information" shall mean all forms and types of business, technical, financial, economic, sales, marketing, or customer information of Cubic, including, without limitation, written, magnetic or optical media, and oral and visual disclosures that Recipient receives or has access to, from the Cubic network or any other source, as a result of the Purpose, which has not been previously disclosed to the general public by an authorized Company representative or customer, regardless of whether such information would be deemed a trade secret under applicable law. Proprietary Information shall be interpreted broadly and includes, but is not limited to, business strategies and plans, financial information, projections, pricing and cost information, proposals, lists of present of future customers, all information obtained from or about current or future customers, supplier lists and information, plans and results of research and development, reports, manuals, policies, evaluations, designs, specifications, blueprints, drawings, patterns, compilations, formulas, programs, software, prototypes, methods, processes, devices, procedures, special techniques of any kind peculiar to the Company’s operations, or other confidential or proprietary information or intellectual property related to the business, products, services, or plans of Company, whether tangible or intangible, and whether stored or memorialized physically, electronically, photographically, or in Recipient’s memory. This specifically includes all information the Company receives from customers or other third parties that is not generally known to the public or is subject to a confidentiality agreement. Proprietary Information does not include furnished information which:

(1)    At the time of disclosure, is in the public domain;

(2)    After disclosure, lawfully enters the public domain other than as a result of the act or omission of Recipient; or

(3)    Recipient can conclusively demonstrate by written evidence that the same was lawfully known to it without restriction or was developed independently by it without direct or indirect access to the Proprietary Information provided by Cubic.

3.Recipient acknowledges that the Company is entitled to prevent the unauthorized use or disclosure of its Proprietary Information. Unless expressly authorized by Cubic for its sole benefit, Recipient shall hold in the strictest confidence and not use, disclose, or allow to be

John D. Thomas

July 11, 2017

disclosed to any person, firm, or corporation, the Company’s Proprietary Information. Recipient shall take all reasonable measures necessary to maintain the secrecy of Proprietary Information.

4.This Agreement shall become effective upon its execution by both Parties as of the date written above (the “Effective Date”) and shall apply to all information furnished by Cubic to Recipient for a period of one year following the Effective Date (“the Term”). The Term may be extended by mutual written agreement between the Parties.

5.Upon expiration or termination of this Agreement, or upon demand of Cubic at any time, Recipient shall, at Cubic’s option, (a) immediately return all Proprietary Information (including, but not limited to, all copies, extracts, summaries, or digests thereof) to Cubic or (b) destroy all Proprietary Information (including, but not limited to, all copies, extracts, summaries, or digests thereof) and provide Cubic with written certification of such destruction. Notwithstanding the termination or expiration of this Agreement, this Agreement shall be coterminous and expire with any agreement to which it is or becomes appended, and the scope of this Agreement shall be augmented to permit the Parties to perform under the appended agreement.

6.All rights in Proprietary Information are reserved by Cubic. Other than the rights expressly granted herein, neither this Agreement, nor the disclosure of any Proprietary Information, shall be construed as expressing or implying any other rights, including but not limited to any rights of ownership of Proprietary Information, or rights to any invention, patent, copyright or other intellectual property right heretofore or hereafter owned, acquired, developed, or licensable by Cubic. All Proprietary Information shall remain the exclusive property of Cubic. This Agreement shall not be construed to recognize or create any formal business, agency, or employment relationship.

7.Any notice under or in connection with this Agreement shall be in writing and delivered by reputable overnight mail equivalent carrier, facsimile, or first class mail. Such notice shall be deemed to have been given when received by the Party to which the communication is directed at its address set forth below:

To Cubic:	To Recipient:

Attn: Law Department	John D. Thomas
Cubic Corporation
9333 Balboa Avenue
San Diego, CA 92123
Phone: (858) 505-2499
Fax: (858) 505-1599

8.Neither this Agreement, nor any rights or obligations hereunder, may be assigned, delegated, or otherwise transferred by either Party without the express prior written consent of the other Party, except to an entity that succeeds to all or substantially all of the business assets of the assigning Party, and so long as such entity agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment or delegation in contravention of this clause shall be void and unenforceable. The foregoing notwithstanding, Cubic may assign or otherwise transfer this Agreement to its parent company or any wholly-owned subsidiary thereof without Recipient’s consent.

John D. Thomas

July 11, 2017

9.If any material condition or provision contained herein is held to be invalid, void, or unenforceable by a final judgment of any court of competent jurisdiction, then the remaining provisions of this Agreement shall remain in full force and effect and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the Parties as expressed herein.

10.The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof. The waiver of any breach of any term, provision, covenant, or condition herein contained shall not be deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant, or condition or (b) other term, provision, covenant, or condition.

11.This Agreement shall be subject to and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions. This Agreement shall be construed as having been prepared by both Parties. The Parties waive California Civil Code Section 1654, which states "in cases of uncertainty not removed by the preceding rules, the language of a contract should be interpreted most strongly against the party who caused the uncertainty to exist."

12.Recipient acknowledges that, due to the unique nature of Proprietary Information, there can be no adequate remedy at law for Recipient’s unauthorized use or disclosure of Proprietary Information in breach of this Agreement and that such breach will cause immediate and irreparable harm to Cubic. Upon any such breach or any threat thereof by Recipient, Cubic shall be entitled to appropriate equitable relief from any court of competent jurisdiction (without being required to post a bond or other security) and shall be indemnified by Recipient from any loss or harm (including, without limitation, attorneys’ fees) in connection with any breach or enforcement of Recipient’s obligations under this Agreement or the unauthorized use or disclosure of any such Proprietary Information. Recipient consents to and submits to the jurisdiction of any state or federal court located within the County of San Diego, California, if Cubic elects to bring such an action for equitable relief in any such court.

13.This Agreement may be executed in counterparts and transmitted by facsimile, each of which, when so executed and transmitted, shall be deemed to be an original, and all such counterparts together shall constitute one and the same document.

14.The obligations in this Agreement supplement and do not supersede the terms and conditions in the Employee Inventions And Secrecy Agreement executed by Recipient when he was an employee of Cubic. This Agreement may be modified only by a written amendment executed by duly authorized representatives of each Party.

(signatures provided on following page)

John D. Thomas

July 11, 2017

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CUBIC CORPORATION		JOHN D. THOMAS

By:	/s/ James R. Edwards	Signed:	/s/ John D. Thomas

Print Name: James R. Edwards		Date: July 11, 2017

Title: Sr. Vice President, General Counsel & Secretary

Date: July 11, 2017